As filed with the Securities and Exchange Commission on November 27, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
November 20, 2009
BANK OF AMERICA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6523	56-0906609
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

100 North Tryon Street
Charlotte, North Carolina	28255
(Address of principal executive offices)	(Zip Code)
(704) 386-5681
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
     On November 20, 2009, based on a recommendation by the Compensation and Benefits Committee of the Board of Directors (the “Board”) of Bank of America Corporation (the “Corporation”), the Board approved amendments to the 2009 compensation arrangements for Joe L. Price, Chief Financial Officer, and Barbara J. Desoer, President, Bank of America Mortgage, Home Equity and Insurance Services, in accordance with the approval granted by the Office of the Special Master for TARP Executive Compensation (the “Special Master”) in the Determination Memorandum issued to the Corporation on October 22, 2009.
     Pursuant to these actions, each of Mr. Price and Ms. Desoer received an adjustment in 2009 annual base salary payable in cash, effective retroactive to November 1, 2009, and a grant of stock unit awards in lieu of cash salary (“Salary Stock Units”), representing a full-year value for 2009, as shown in the table below.

Name	Cash Salary	Salary Stock Unit Awards
Joe L. Price Chief Financial Officer	$500,000	$5,250,000
Barbara J. Desoer President, Bank of America Mortgage, Home Equity and Insurance Services	$500,000	$3,950,000

     The Salary Stock Units are governed by the Corporation’s 2009 Stock Unit Award Agreement (the “Stock Unit Award Agreement”). Half of the award set forth above will be granted on November 30, 2009, with the balance granted on December 31, 2009 (each, a “Grant Date”). The number of Salary Stock Units granted each month is determined by dividing the dollar value of the grant by the average closing price of the Corporation’s common stock over the five business days preceding and including the applicable Grant Date. Each Salary Stock Unit is immediately vested on grant and paid in thirty-six monthly installments beginning in January 2011 (each, a “Payment Date”). If the Corporation repays any of its TARP obligations, all Salary Stock Units that would have become payable within the one-year period following this repayment date shall be paid on such repayment date, and the Payment Dates for all remaining Salary Stock Units shall be accelerated by one year. Salary Stock Units are paid in cash, based on the Corporation’s stock price on each Payment Date. Although vested on grant, unpaid Salary Stock Units may be forfeited in limited circumstances, including termination of employment for “cause” or engagement in “detrimental conduct” (as those terms are defined in the Stock Unit Award Agreement). The awards are also subject to the Corporation’s Incentive Compensation Recoupment Policy, the clawback requirements of TARP and certain other standards of conduct set forth in the Stock Unit Award Agreement.

     Other Compensation Elements
     The Board also authorized implementation of the Special Master’s determination on other elements of each executive’s 2009 compensation. These additional requirements under the Special Master’s determination are as follows:
•	Perquisites and “other” compensation are restricted so that their aggregate incremental cost for an executive will not exceed $25,000 and, to the extent that benefits with an aggregate incremental cost exceeding this limitation have already been provided to an executive in 2009, the executive is required to promptly return those amounts to the Corporation.

•	Further 2009 accruals for the executives under supplemental retirement plans or Corporation credits to other “non-qualified deferred compensation” plans are prohibited.

•	2009 compensation structures will not result in an increase in the amounts payable to the executives under any severance arrangement.

•	Any tax gross-ups that had been provided in connection with certain elements of compensation are eliminated.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF AMERICA CORPORATION

	By:	/s/ Teresa M. Brenner

Teresa M. Brenner Associate General Counsel

Dated: November 27, 2009